Exhibit 99.1

CONTACT:

VIVUS, Inc.	Media Relations:	GolinHarris
Timothy E. Morris		Ashley Buford
Chief Financial Officer		abuford@golinharris.com
morris@vivus.com		212-373-6045

	Investor Relations:	The Trout Group
Brian Korb
bkorb@troutgroup.com
646-378-2923

VIVUS SUBMITS REMS AMENDMENT TO FDA FOR QSYMIA (PHENTERMINE AND TOPIRAMATE EXTENDED-RELEASE) CAPSULES CIV

IF APPROVED, MODIFICATION WOULD EXPAND CERTIFIED PHARMACY NETWORK TO INCLUDE SELECT RETAIL LOCATIONS

MOUNTAIN VIEW, Calif., October 17, 2012/PRNewswire/ — VIVUS, Inc. (NASDAQ: VVUS) today announced that it has submitted an amendment to the Risk Evaluation and Mitigation Strategy (REMS) for Qsymia™.  The proposed REMS modification would allow dispensing through a broader range of certified pharmacies, specifically select retail pharmacies, to increase access while meeting all requirements of the REMS.  The REMS modification was made at the mutual request of VIVUS and the FDA.

Within the current REMS program, Qsymia is available through certified mail order pharmacies that are part of the Qsymia Home Delivery Network, including CVS Pharmacy, Express Scripts and Walgreens. The REMS program includes a Medication Guide, healthcare provider training, patient brochure and other education tools. These same tools also will be available as part of the proposed modified REMS program.

“Our REMS has been, and will continue to be, a key element in the Qsymia launch and we look forward to working with the FDA on the modification request,” said Dr. Barbara Troupin, Vice President of Scientific Communication & Risk Management at VIVUS.

Qsymia is FDA-approved as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adult patients with an initial body mass index (BMI) of 30 or greater (obese), or 27 or greater (overweight) in the presence of at least one weight-related comorbidity, such as hypertension, type 2 diabetes mellitus or high cholesterol (dyslipidemia). It is the first FDA-approved once daily combination therapy for the treatment of obesity.

About Qsymia

Qsymia is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol. There are certain limitations of use for Qsymia. The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs and herbal preparations, have not been established.

Important Safety Information

Qsymia (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors (MAOIs); or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health for U.S., Europe and other world markets. Qsymia, which will be marketed in Europe and other world markets under the name Qsiva™, is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea. As announced on September 21, 2012, based on preliminary feedback from the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP), the company expects an opinion recommending against approval of the Marketing Authorization Application (MAA) for Qsiva™ (phentermine/topiramate ER) for the treatment of obesity. The formal decision from the CHMP is expected following their October 2012 meeting. If a negative recommendation is issued in October, and depending upon the nature of the objections, the company will either resubmit the MAA at a later date or appeal this decision and request a re-examination by the CHMP. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “opportunity” and “should,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, our lack of commercial experience with Qsymia in the U.S.; the timing of initiation and completion of the clinical studies required as part of the approval of Qsymia by the United States Food and Drug Administration, or FDA; the response from the FDA to the data that VIVUS will submit relating to post-approval clinical studies; the impact of the indicated uses and contraindications contained in the Qsymia label and the REMS requirements; the impact of distribution of Qsymia through a certified pharmacy network; that we may be required to provide further analysis of previously submitted clinical trial data; our response to questions and requests for additional information including additional pre-clinical or clinical studies from the European Medicines Agency, or EMA, and the Committee for Medicinal Products for Human Use, or CHMP, for the Marketing Authorization Application, or MAA, for Qsymia; our ability to successfully commercialize or establish a marketing partnership for avanafil, which will be marketed in the U.S. under the name STENDRA™, or the ability of our partners to maintain regulatory approvals to manufacture and adequately supply our products to meet demand; our history of losses and variable quarterly results; substantial competition; risks related to the failure to protect our intellectual property and litigation in which we may become involved; uncertainties of government or third party payer reimbursement; our reliance on sole source suppliers; our limited sales and marketing and manufacturing experience; our reliance on third parties and our collaborative partners; our failure to continue to develop innovative investigational drug candidates and drugs; risks related to the failure to obtain FDA or foreign authority clearances or approvals and noncompliance with FDA or foreign authority regulations; our ability to demonstrate through clinical testing the safety and effectiveness of our investigational drug candidates; the timing of initiation and completion of clinical trials and submissions to foreign authorities; the volatility and liquidity of the financial markets; our liquidity and capital resources; and our expected future revenues, operations and expenditures. As with any pharmaceutical in development, there are significant risks in the development, the regulatory approval, and commercialization of new products. There are no guarantees that the product will receive regulatory approval outside the United States for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ending December 31, 2011, and periodic reports filed with the Securities and Exchange Commission.

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